Exhibit 10.3

chargepoint.com

ChargePoint, Inc.
240 East Hacienda Avenue | Campbell, CA 95008 USA
+1.408.841.4500 or US toll-free +1.877.370.3802

November 19, 2021

Rex S Jackson

Dear Rex,

This letter confirms the terms of your employment with ChargePoint, Inc. (the "Company") in light of your decision to relocate to Puerto Rico effective November 12, 2021. You will continue to work in the full-time position of Chief Financial Officer, reporting directly to me. While you will be living in Puerto Rico, it is expected that you will continue to work out of our office located in Campbell, CA and will be required to travel there in addition to other business travel. As explained in more detail below, your continuing employment is contingent upon your assent to the terms and conditions set forth in this letter. If, after careful review, the terms discussed below are acceptable to you, please sign this letter where indicated and return it to us.

1. Compensation.

a. Salary. You will continue to be paid a salary of $400,000 per year, paid on a semi-monthly basis, less applicable withholdings and deductions. All reasonable business expenses that are documented by you and incurred in the ordinary course of business will be reimbursed in accordance with the Company's standard policies and procedures.

b. Bonus. In addition, you will continue to be eligible for an executive bonus for each fiscal year. The executive bonus program is based upon the Company's execution relative to our Annual Operating Plan (AOP) and progress towards achievement of our annual corporate goals. Your fiscal 2022 target bonus is equal to 75% of your annual base salary. Any bonus for a fiscal year will be paid after the close of that fiscal year, but only if you are still employed by the Company at the time of payment. The determinations of the Company's Board of Directors or its Compensation and Organizational Development Committee with respect to your bonus will be final and binding.

c. Incentive Stock Plan. Your outstanding stock options and restricted stock units covering shares of the Common Stock of ChargePoint Holdings, Inc. (collectively "Equity Awards") remain subject to the terms and conditions of the plans under which such awards were granted and the terms and conditions of the applicable award agreement (except as described in Subsection (e) below).

d. Paid Time Away, Holidays and Sick-Leave. As a full-time employee, you will be eligible for paid time away in accordance with the Company's standard policies and procedures. Holidays and sick-leave will likewise be provided in accordance with the Company's standard policies and procedures.

e. Benefits. As a full-time employee, you will continue to be eligible to participate in and to receive benefits under such plans and benefits as may be adopted by the Company. The eligibility criteria and amount and extent of benefits to which you are entitled shall be governed by the specific benefit plan as it may be amended from time to time. You acknowledge and agree that, in consideration for the Company's consent to your relocation to Puerto Rico, you are no longer eligible for any severance or acceleration benefits in connection with the termination of your employment with the Company except as expressly provided herein. In this regard you are no longer eligible for severance or acceleration

1 | P a g e

2 | P a g e benefits pursuant to (i) Section 2(a) of your Severance and Change in Control Agreement with the Company, (ii) your offer letter with the Company dated April 20, 2018 or (iii) any agreement governing your Equity Awards, which severance and acceleration provisions are null and void and of no further force or effect. You remain eligible for severance and acceleration benefits pursuant to Section 2(b) of your Severance and Change in Control Agreement with the Company on the terms and conditions set forth in that agreement. 2. At-Will Employment. Your employment with the Company remains “at-will.” This means that your employment with the Company is not for a specific term and can be terminated by yourself or by the Company at any time for any reason or no reason, with or without cause and with or without notice. Any contrary representations which may have been made or which may hereafter be made to you are superseded by this offer. Your Acknowledgement of At-Will Employment that you signed in connection with your commencement of employment, a copy of which is attached hereto as Exhibit A, remains in full force and effect. This letter agreement and the attached Acknowledgement of At-Will Employment constitute the full and complete agreement between the parties regarding the “at-will” nature of your employment and can only be modified by written agreement signed by you and the President or CEO of the Company. 3. Company Rules. As an employee of the Company, you will continue to be expected to abide by the Company’s rules and regulations. 4. Integrated Agreement. This letter agreement, if accepted, supersedes any prior agreements, representations or promises of any kind, whether written, oral, express or implied between the parties hereto with respect to the subject matters herein. Likewise, the terms of this letter agreement shall constitute the full, complete and exclusive agreement between you and the Company with respect to the subject matters herein. This letter agreement may only be changed by writing, signed by you and an authorized representative of the Company. The Agreement to Arbitrate between you and the Company, your Indemnification Agreement and your Proprietary Information and Inventions Agreement, copies of which are attached hereto as Exhibits B, C and D, will remain in full force and effect. 5. Non-Compete and Outside Activities. As more fully set forth in your Proprietary Information and Inventions Agreement you have agreed that, while serving as a full-time employee of the Company, you will not engage in any activity which is competitive with the Company. 6. Governing Law. The validity, interpretation, construction and performance of this letter agreement will be governed by the laws of the State of California, excluding conflicts of law rules. 7. Severability. If this letter agreement is accepted, and any term herein is held to be invalid, void or unenforceable, the remainder of the terms herein shall remain in full force and effect and shall in no way be affected; and, the parties shall use their best efforts to find an alternative way to achieve the same result.

3 | P a g e Please confirm your agreement with these terms by signing and dating this letter and returning it to me. Sincerely, Pasquale Romano President and Chief Executive Officer Approved and Accepted: Rex S Jackson Chief Financial Officer 11/19/2021 | 8:26 AM PST 11/19/2021 | 12:56 PM PST